CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Conestoga Funds and to the use of our reports dated November 26, 2013 on the financial statements and financial highlights of the Institutional Advisors LargeCap Fund, Conestoga Small Cap Fund, and Conestoga Mid Cap Fund, each a series of shares of beneficial interest of the Conestoga Funds.   Such financial statements and financial highlights appear in the September 30, 2013 Annual Report to Shareholders that is incorporated by reference into the Statements of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 28, 2014